Exhibit 99.1

[DISH Letterhead]

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD

AND RESTRICTIONS ON YOUR RIGHTS

TO TRADE DISH NETWORK CORPORATION CLASS A

COMMON STOCK DURING THE BLACKOUT PERIOD

December 12, 2023

To: All Directors and Executive Officers of DISH Network Corporation

As you may know, the DISH Network Corporation 401(k) Plan (the “Plan”) will enter into a blackout period in connection with the anticipated closing of the acquisition of DISH Network Corporation (“DISH”) by EchoStar Corporation (“EchoStar”) by means of a merger of a wholly owned subsidiary of EchoStar, EAV Corp. (“Merger Sub”) with and into DISH Network (the “Merger”) with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar, as described in the Amended and Restated Agreement and Plan of Merger dated October 2, 2023, by and between EchoStar, DISH and Merger Sub (the “Merger Agreement”). The blackout period is necessary to facilitate the conversion of each share of DISH Class A Common Stock, par value $0.01 per share (“DISH Class A Common Stock”) into the right to receive 0.350877 shares of EchoStar Class A Common Stock, par value $0.001 per share (“EchoStar Class A Common Stock”) in connection with the Merger. Pursuant to the SEC’s Regulation BTR, a corresponding blackout period will be imposed on all of DISH’s directors and executive officers with respect to equity securities acquired in connection with their service to DISH.

Participants in the Plan have been advised that DISH Class A Common Stock will be replaced by EchoStar Class A Common Stock in the Plan and all existing balances in the DISH Network Stock Fund will be directed to the EchoStar Stock Fund, and any new investment previously allowed in the DISH Network Stock Fund will be in the EchoStar Stock Fund. The blackout will commence one business day prior to the Merger closing date, which is expected to occur as early as the week of December 11, 2023 and as late as December 29, 2023, and could extend up to two to five business days following the Merger closing date. Participants will be notified of the specific dates of, and any changes to, the blackout period as soon as practical. Participants in the Plan have been advised that, during the blackout period, they will not be able to direct any transactions into or out of DISH Class A Common Stock in their Plan account. During the blackout period, any and all transactions into or out of DISH Class A Common Stock will be restricted and participants in the Plan will not be able to direct any transactions into or out of DISH Class A Common Stock in their Plan account or process any transaction requests involving such DISH Class A Common Stock. After the blackout period ends, DISH Class A Common Stock in the Plan will have been converted into EchoStar Class A Common Stock and, at participants’ discretion, they can resume directing transactions into and out of EchoStar Class A Common Stock.

As a director or executive officer of DISH, the blackout period with respect to transactions in DISH Class A Common Stock in the Plan directly impacts your ability to trade DISH Class A Common Stock (including any derivative securities such as stock options and restricted stock units), regardless of whether you participate in the Plan or invest in DISH Class A Common Stock under the Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR as promulgated by the Securities and Exchange Commission, you, as a director or executive officer of DISH, are prohibited during the blackout period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of DISH (including any derivative security such as stock options or restricted stock units) acquired in connection with your service or employment as a director or executive officer. Transactions covered by this trading prohibition are not only limited to those involving your direct ownership but also include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you may have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as bona fide gifts, transfers by will or laws of descent and distribution, and transactions involving equity securities of DISH that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a qualified plan that satisfies the affirmative defense conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements). Proposed transactions should be discussed with and approved by the Executive Vice President, General Counsel and Corporate Secretary before you or your family members take any action concerning equity securities of DISH during the blackout period.

We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Key Dates for Prohibition from Trading in Standard Common Stock:

The blackout period will begin one business day prior to the Merger closing date, which is expected to occur as early as the week of December 11, 2023 and as late as December 29, 2023, and could extend up to two to five business days following the Merger closing date. You will be notified of the specific dates of, and any changes to, the blackout period as soon as practical.

Very truly yours,

Timothy A. Messner

Executive Vice President, General Counsel and Corporate Secretary